Exhibit 99.1

American Access Technologies Reports Sales for Fourth Quarter and Year Ended December 31, 2006

Announces results of Annual Meeting

Keystone Heights, FL – January 17, 2007 - (PRIME NEWSWIRE) - American Access Technologies, Inc. (NASDAQ: AATK) announces that preliminary unaudited sales for the three months ended December 31, 2006 were approximately $2,016,000, a decrease of 5.0% from fourth quarter 2005 sales of $2,123,210. For the year ended December 31, 2006, preliminary unaudited sales were approximately $8,379,000, a 0.4% decrease from 2005 sales of $8,416,610.

Tim Adams, President and Chief Operating Officer, commented, “Our fourth quarter sales results continued to reflect the Company’s focus on profitability over volume and the variability of orders for zone cabling and wireless projects.”

Detailed information on financial results for the year ended December 31, 2006 will be included in the Company’s Annual Report on Form 10-KSB that will be filed with the Securities and Exchange Commission in March. The preliminary results noted above are subject to revision.

Annual Meeting Results

American Access Technologies, Inc. held its annual meeting of stockholders on December 28, 2006. The stockholders elected Howard W. Kelley, Erik Wiisanen, Lamar Nash, Kenneth M. Cornell, Clark Schaffer, Timothy C. Adams and Joseph F. McGuire as directors. The stockholders also ratified the selection of Tedder, James, Worden & Associates, P.A. as the Company’s independent auditors for its 2006 financial statements.

About American Access Technologies, Inc.

American Access Technologies, Inc. manufactures patented zone cabling and wireless enclosures that mount in ceilings, raised floors, and in custom furniture, for routing of telecommunications cabling, fiber optics and wireless solutions to the office desktop. The Company’s concept of “zone cabling” reduces costs for initial network installation and facilitates moves, adds, changes and upgrades for the network installations of today and tomorrow. The Omega Metals division manufactures proprietary products, and also employs state-of-the-art metal fabrication and finishing techniques for public and private companies and U.S. government contractors.

Our Company SEC filings, news and product/service information are available at www.aatk.com.

Company Contact: Joe McGuire, Chief Financial Officer

(352) 473-6673/ jmcguire@aatk.com